EXHIBIT 21.


                            OEC MEDICAL SYSTEMS, INC.

                              LIST OF SUBSIDIARIES


OEC Europe, Ltd. (England)
Frank Manufacturing
Diasonics Export Sales Corp. (Disc)
Chromosonics, Inc.
Diasonics Foreign Sales Corp. (FSC)
OEC Medical Systems (Europe) AG
OEC Medical Systems SA
OEC Medical Systems GmbH
OEC Medical Systems S.R.L.